Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Number 333-192842

The Kroger Co.

Pricing Term Sheet
Dated January 8, 2016

Issuer:	The Kroger Co.
Security Type:	Senior Notes
Trade Date:	January 8, 2016
Settlement Date:	January 15, 2016 (T+5)
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB

2.000% Senior Notes Due 2019

Principal Amount:	$300,000,000
Maturity Date:	January 15, 2019
Coupon:	2.000%
Benchmark Treasury:	UST 1.250% due December 15, 2018
Benchmark Treasury Price / Yield:	100-05+ / 1.190%
Spread to Benchmark Treasury:	T + 85 bps
Yield to Maturity:	2.040%
Price to Public:	99.884%
Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2016
Make-Whole Call:	Treasury Rate plus 15 basis points
CUSIP/ISIN:	501044 DA6 / US501044DA67

2.600% Senior Notes Due 2021

Principal Amount:	$300,000,000
Maturity Date:	February 1, 2021
Coupon:	2.600%
Benchmark Treasury:	UST 1.750% due December 31, 2020
Benchmark Treasury Price / Yield:	100-26 1/4 / 1.578%
Spread to Benchmark Treasury:	T + 105 bps
Yield to Maturity:	2.628%
Price to Public:	99.868%
Interest Payment Dates:	February 1 and August 1, commencing on August 1, 2016
Make-Whole Call:	Treasury Rate plus 20 basis points (prior to

January 1, 2021)
Par Call:	On or after January 1, 2021 (one month prior to maturity)
CUSIP/ISIN:	501044 DB4 / US501044DB41

3.500% Senior Notes Due 2026

Principal Amount:	$500,000,000
Maturity Date:	February 1, 2026
Coupon:	3.500%
Benchmark Treasury:	UST 2.250% due November 15, 2025
Benchmark Treasury Price / Yield:	101-02+ / 2.128%
Spread to Benchmark Treasury:	T + 140 bps
Yield to Maturity:	3.528%
Price to Public:	99.763%
Interest Payment Dates:	February 1 and August 1, commencing on August 1, 2016
Make-Whole Call:	Treasury Rate plus 25 basis points (prior to November 1, 2025)
Par Call:	On or after November 1, 2025 (three months prior to maturity)
CUSIP/ISIN:	501044 DC2 / US501044DC24

Joint Book-Running Managers:

2.000% Senior Notes Due 2019 and 2.600% Senior Notes Due 2021
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
3.500% Senior Notes Due 2026
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
BNY Mellon Capital Markets, LLC

Co-Managers:

2.000% Senior Notes Due 2019 and 2.600% Senior Notes Due 2021
BNY Mellon Capital Markets, LLC
BB&T Capital Markets, a division of BB&T

Securities, LLC
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
Santander Investment Securities Inc.
Wells Fargo Securities, LLC
Drexel Hamilton, LLC
3.500% Senior Notes Due 2026
BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
Santander Investment Securities Inc.
Wells Fargo Securities, LLC
Drexel Hamilton, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Mizuho Securities USA Inc. toll-free at 1-866-271-7403, or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

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